Exhibit 99.1

Solaris Oilfield Infrastructure Provides Operational Update and Response to Current Market Conditions

HOUSTON, April 7, 2020 (BUSINESS WIRE) – Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris”) provided an operational update today to address current market conditions. Due to a combination of geopolitical and COVID-19 pandemic related pressures on the global supply-demand balance for crude oil and related products, oil and gas operators have significantly reduced development budgets and activity. During the first quarter of 2020, Solaris believes the average number of working frac crews was down as much as 10%, driven by a significant decline beginning in March. The Company expects activity will continue to decline by more than 50% sequentially during the second quarter of 2020.

The Company has taken the following steps to right size the business to ensure its strong balance sheet and service quality are preserved:

•	Reduced direct operating costs, SG&A expenses and other support costs related to decreasing activity levels;
•	Reduced workforce across the company; and
•	Lowered 2020 capital expenditures budget to $10 million or less from $20-40 million previously

As of March 31, 2020, the Company had no debt outstanding, approximately $46 million of cash and $50 million available under its undrawn credit facility. The Company will continue to evaluate further actions to match its cost structure with evolving market conditions. Additional detail and updated operating cost guidance will be provided on the Company’s first quarter 2020 earnings conference call.

“We have had to make some very difficult decisions to protect the company and its constituents during this global crisis,” commented Bill Zartler, Solaris’ Chairman and Chief Executive Officer. “We’ve maintained a debt-free balance sheet and have ample liquidity to weather this storm. We will continue to support our customers’ operations around the clock. We will also continue to invest in improving our existing equipment as well as innovate new ways to help our customers operate more efficiently.”

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) manufactures and rents mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented mobile proppant and chemical systems are deployed in many of the most active oil and natural gas basins in the United States, including the Permian Basin, the Eagle Ford Shale, the STACK/SCOOP formation, the Marcellus and Utica Shales, the Haynesville Shale and the Rockies. Additional information is available on our website, www.solarisoilfield.com.

Contacts:

Yvonne Fletcher
Senior Vice President, Finance and Investor Relations
(281) 501-3070
IR@solarisoilfield.com

Solaris Oilfield Infrastructure, Inc.